SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 16, 2005

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
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             (Exact Name of Registrant as Specified in Its Charter)

                                      Ohio
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                 (State or Other Jurisdiction of Incorporation)

       001-06249                                         34-6513657
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(Commission File Number)                    (I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts       02114
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(Address of Principal Executive Offices)                              (Zip Code)

                                 (617) 570-4600
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              (Registrant's Telephone Number, Including Area Code)

                                       n/a
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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Chicago Office Properties

      On March 16, 2005, First Union REIT L.P., a wholly-owned subsidiary of First Union Estate Equity and Mortgage Investments (collectively, "First Union"), entered into an Amended and Restated Omnibus Agreement with Laurence Weiner and Gerald Nudo, two unaffiliated private individuals, which agreement amended and restated in its entirety the Omnibus Agreement previously entered into on February 15, 2005. As amended, the Omnibus Agreement provides as follows: (i) First Union will make secured mezzanine loans with respect to 23 properties in an amount equal to 49% of the equity in the properties, with an option to make an additional advance increasing its funding to 60% of the equity of the properties; (ii) First Union will make secured mezzanine loans with respect to three properties in an amount equal to 60% of the equity in the properties; (iii) First Union have an option to make secured mezzanine loans with respect to five properties in an amount equal to 49% of the equity in the properties, with an option to make an additional advance increasing its funding to 60% of the equity of the properties; and (iv) First Union will acquire a participating equity interest in each property owner which will entitle First Union to share in certain distributions from capital proceeds in excess of its current return. The loans will bear interest at 7.65%, require monthly payments of interest only and have a seven year maturity. The loans may be converted into an equity interest in the applicable borrower after one year at the request of First Union or three years at the option of the borrower.

      Substantially all of the properties are located in the Chicago, Illinois metropolitan and suburban area. Exclusive of the five option properties, the properties have an estimated aggregate value of $350,000,000, inclusive of debt. The aggregate principal amount of the loans to be made by First Union is expected to be approximately $80,000,000 which is expected to be provided from reserves. The transaction is subject to First Union's satisfactory completion of its due diligence review and customary closing conditions. If consummated, it is expected that the transaction will close during the second quarter of 2005. There can be no assurance that this transaction will be consummated or, if consummated, on the terms presently negotiated.

      In addition, the Omnibus Agreement provides for certain obligations on the part of First Union and the Messrs. Weiner and Nudo to make additional loans to the properties with respect to costs expected to be incurred at the properties.

      The foregoing summary is qualified in its entirety by reference to the Amended and Restated Omnibus Agreement which is attached hereto as an Exhibit and the form of Loan Agreement, and Pre-conversion Operating Agreement which are attached to the Omnibus Agreement as Exhibits A and D respectively, and the Post-Conversion Operating Agreement which is attached as Exhibit B to the Loan Agreement.

Item 7.01 Regulation FD Disclosure

      On March 15, 2005, First Union announced the transaction described in Item
1.01 above. A copy of the release is attached hereto as exhibit 99.1.

Item 8.01 Other Events

      On March 17, 2005, First Union obtained a $4,600,000 loan from Nomura Credit & Capital, Inc., an unaffiliated third party lender, which loan secured by its Indianapolis, Indiana property. The loan bears interest at 5.82%, requires monthly payments of principal and interest of $53,606.65 and is schedule to mature on April 11, 2015, at which time the outstanding principal balance is expected to be $3,830,874. Net proceeds to First Union after satisfying closing costs were $4,750,000. The Indianapolis property did not have any existing mortgage financing.

Item 9.01. Financial Statements and Exhibits

      (c)   Exhibits

      10.1 Amended and Restated Omnibus Agreement, dated March 16, 2005, among Gerald Nudo, Laurence Weiner and First Union REIT L.P.

      99.1 Press Release, dated March 16, 2005 relating to the Chicago Office Properties transaction

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 18th day of March, 2005.

                                              FIRST UNION REAL ESTATE EQUITY AND
                                              MORTGAGE INVESTMENTS

                                              By: /s/ Carolyn Tiffany
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                                                  Carolyn Tiffany
                                                  Chief Operating Officer